Exhibit 10.1

Docusign Envelope ID: 8842BF73-02EC-44E1-BC18-385B8970C8AA

701 market street, suite 200 philadelphia, pa 19106 | p 215-546-7909 f 215-971-8494 www.fivebelow.com

8/25/2025

Dan Sullivan

307 Coventry Lane

Fairfield, CT 06824

Dear Dan,

On behalf of Five Below, Inc. (the “Company”), I am proud to extend you an offer to join our Company! Details of your employment terms, including your compensation and benefits, are listed in Appendix A to this letter.

Please carefully review this letter and its terms, which supersede any other oral or written agreements or promises made to you. If you have any questions about this offer, please feel free to contact me at Molly.Gellerman@Fivebelow.com

By accepting this offer, you acknowledge that your employment with the Company will be “at-will”, which means that you can resign or terminate your employment at any time, and the Company may terminate your employment at any time and for any lawful reason, with or without cause or advance notice. This at-will employment relationship cannot be changed except as approved in writing by a duly authorized Company officer. Through your acceptance you also represent that you will not be prevented from performing any of your duties for the Company as a result of any agreement, contractual or other obligation (including, without limitation, any non-competition, proprietary information or confidentiality agreement with any prior employer).

Finally, you should note that this offer of employment is expressly conditioned on (1) your signing and returning this letter and the Restrictive Covenant Agreement attached as Appendix B (the “Restrictive Covenant Agreement”) – which will be sent separately; (2) your satisfactory completion of the Company’s background check process; and (3) proof of your legal authorization to work in the United States. As Chief Financial Officer you will be considered a Named Executive Officer which will require your assistance in filling out several additional forms and filings.

We are excited about working with you and having you as part of our team. If acceptable, please countersign this letter and the enclosed Restrictive Covenant Agreement through Five Below’s onboarding portal by date to be determined in partnership with our General Counsel after the announcement and prior to your start date.

Sincerely,

/s/ Molly Gellerman
Molly Gellerman
Chief Human Resources Officer

I have read and understand the terms of this offer (including the attached Appendices) and accept it as presented:

/s/ Dan Sullivan	8/25/2025
Dan Sullivan	Date

Docusign Envelope ID: 8842BF73-02EC-44E1-BC18-385B8970C8AA

701 market street, suite 200 philadelphia, pa 19106 | p 215-546-7909 f 215-971-8494 www.fivebelow.com

Appendix A: Terms of Employment and Summary of Benefits

Below is a summary of the terms of your employment and the benefits you may be eligible for as an employee of Five Below. This is a summary only. You can find additional benefits information at www.fivebelowbenefits.com.

1.	Title & Reporting:	Chief Financial Officer Reporting to CEO

2.	Expected Start Date:	October 6, 2025

3.	Assigned Work Location:	Company headquarters located in Philadelphia, PA

Relocation to a permanent residence within 75 miles of the Company’s headquarters is required as a condition on employment.

4.	Annualized Base Salary:	$850,000 less required deductions and withholdings, to be paid every other week. Your base salary will be eligible for review in the Spring of 2026.

Annual base salary will be subject to annual review for increase by the Company’s Board of Directors (the “Board of Directors”) or the Compensation Committee of the Board of Directors (the “Compensation Committee”). The Compensation Committee may, in its sole discretion, approve payment of bonuses to you.

5.	Vacation and Personal Days:	You will be entitled to 160 hours of vacation time, 40 hours of personal/sick time and 8 hours of “Take Five” time in your first full Five Below Plan Year (May 1 to April 30). These hours may be pro- rated in the initial Plan Year depending on your hire date within the Plan Year.

6.	Health and Wellness Benefits:	Full-time associates are eligible to enroll in Five Below health and wellness benefits effective their first day of hire. Please log on to our Benefits Hub at www.fivebelowbenefits.com in order to review the Company’s benefit offerings. Once your employment begins, you must take action to elect your health benefits during your first 30 days of employment or you will be unable to participate in our health plans until the next annual Open Enrollment period. Shortly after your start date, you will receive an enrollment communication to the personal email address we have on file.

In addition, you are also eligible to participate in our executive physical program. This program is optional; results are confidential and are of no cost to you. We are currently partnering with Penn Medicine (Pennsylvania) as well as the Mayo Clinic (Minnesota, Arizona, or Florida). You are allowed one executive physical per 12-month period.

7.	401(k) Plan:	Regular full-time associates who are at least age 21 are eligible to participate in the Five Below 401(k) Plan on the first semi-yearly date (January 1st or July 1st) following their start date. Once eligible to participate, associates can enroll at any time. Deferral elections and changes are processed monthly.

8.	Non-Qualified Deferred Compensation (NQDC)	You will be eligible to participate in the company’s Non-Qualified Deferred Compensation (NQDC) plan at the beginning of the next calendar year. The Non-Qualified Deferred Compensation plan allows eligible crew members at the Vice-President level or above to set aside a portion of their current earnings to be paid at a later date of their choosing. This allows you to reduce your current taxable income, invest your contributions, and select when you want to receive the funds down the road. Deferral elections can only be changed once per calendar year during the enrollment window and deductions are taken each pay period.

Docusign Envelope ID: 8842BF73-02EC-44E1-BC18-385B8970C8AA

701 market street, suite 200 philadelphia, pa 19106 | p 215-546-7909 f 215-971-8494 www.fivebelow.com

9.	Short-Term Incentive Plan (STIP):	You will be eligible to participate in the Company’s Short-Term Incentive Plan (“STIP”) with your initial participation beginning in the fiscal year 2025. The amount of the payout under the STIP will depend on a combination of various Company performance measures established by our Chief Executive Officer and/or the Compensation Committee of the Company’s Board of Directors, as well as your achievement of individual performance goals as determined by our Chief Executive Officer. To be eligible to receive a payout under the STIP you must be actively employed by the Company on the date the payout under the STIP is paid.

Your target STIP payout will be 100% of your annual base salary and is maxed at a 2x multiplier.

If you start after August 1, 2025, you will be eligible for 50% of the target for the initial year of eligibility

10.	Long-Term Incentive Plan (LTIP):	Initial Equity Grant: You will receive an initial equity grant under our LTIP equal to $2,000,000 in time-vested restricted stock units (“RSUs”). The actual number of RSUs shall be determined by dividing $2,000,000 by the closing price of the Company’s common stock on the grant date, which shall be the latter of your start date or the date of approval by the Compensation Committee.

Subject to your continued employment on the applicable vesting date, RSUs will be subject to the Company’s typical vesting schedule (which is 1/3rd vest each year over three years).

Annual Grants: Beginning in Spring 2026 you will be eligible to receive your first annual equity grant of $1,800,000 pursuant to the Company’s long-term incentive program. Equity grant value is determined by the Compensation Committee of the Board annually for Executive Vice-Presidents and subsequent equity awards are subject to change affecting your future participation levels in the plan.

Your annual equity grant will be delivered as 60% in performance based restricted stock units “PRSUs” and 40% in time-based restricted stock units “RSUs”

11.	Initial Sign On Bonus:	Shortly after your start of employment, you will receive a onetime sign-on bonus of $500,000 less payroll deductions and all required withholdings. If within the first twelve months of employment your position is terminated with “Cause” by the Company or you choose to voluntarily terminate your position, you will be required to repay this sign-on bonus in full to the Company upon leaving.

“Cause” is defined as (i) alcohol abuse or use of controlled drugs (other than in accordance with a physician’s prescription); (ii) gross negligence or willful misconduct in the course of employment (failure to meet performance standards or objectives, by itself, does not constitute cause); (iii) any breach of any obligation or duty to the Company or any of its affiliates (whether arising by statute, common law, contract or otherwise) relating to confidentiality, noncompetition, non-solicitation or property rights; (iv) other conduct involving any type of disloyalty to the Company or any of its affiliates, including, without limitation, fraud, embezzlement, theft or proven dishonesty; and (v) conviction of (or the entry of a plea of guilty or nolo contendere to) a misdemeanor involving moral turpitude or any felony.

12.	Severance Benefits	As Chief Financial Officer you will be eligible for benefits under our Executive Severance Plan which currently provides the following benefits in the event of a termination by the Company without “Cause” as defined in the Plan:

• Twelve months (12) of Base Salary paid in the form of a lump sum, less any amount for which you may be eligible under a separate employment agreement entered into by you and Five Below; and

•   If you or your eligible spouse or dependent validly elects to receive continuation coverage under the Company’s group health plan pursuant to the Consolidated Omnibus Reconciliation Act”), you will be reimbursed the applicable premium otherwise payable for

Docusign Envelope ID: 8842BF73-02EC-44E1-BC18-385B8970C8AA

701 market street, suite 200 philadelphia, pa 19106 | p 215-546-7909 f 215-971-8494 www.fivebelow.com

such coverage for the twelve (12) month period following your date of employment termination to the extent such premium exceeds the monthly amount charged to active similarly-situated employees of the Company for the same coverage.

13.	Relocation Benefits	The Company agrees to pay for the relocation expenses listed in Tier 1 of its Relocation Policy. Please refer to the Relocation Policy emailed to you separately. Certain relocation expenses may be subject to payroll taxes and included in wages on your W-2. If within the first twenty-four months of your start date, the Company terminates your position with “Cause” or you choose to terminate voluntarily your position, you will be required to repay relocation expenses Five Below. Policy coverage and benefits expire twelve months after your start date. If any exceptions are made to extend the twelve-month policy use limit, then your repayment window will extend twelve months beyond the bill date of your final relocation expense.

Five Below per the schedule referenced in the appendix of my policy. Five Below may retain any compensation owing to you as repayment for any and all relocation expenses owed as mentioned above. Of these expenses you will be obligated to repay within 30 days following the effective employment termination date and accept responsibility of any tax liabilities, credits, and/or deductions that may incur as a result of this agreement and offer. Your execution of this offer letter provides written approval for Five Below to deduct, consistent with applicable law, from your final or earlier paychecks any amount owed to Five Below for relocation expenses.”

“Cause” is defined as (i) alcohol abuse or use of controlled drugs (other than in accordance with a physician’s prescription); (ii) gross negligence or willful misconduct in the course of employment (failure to meet performance standards or objectives, by itself, does not constitute cause); (iii) any breach of any obligation or duty to the Company or any of its affiliates (whether arising by statute, common law, contract or otherwise) relating to confidentiality, noncompetition, non-solicitation or property rights; (iv) other conduct involving any type of disloyalty to the Company or any of its affiliates, including, without limitation, fraud, embezzlement, theft or proven dishonesty; and (v) conviction of (or the entry of a plea of guilty or nolo contendere to) a misdemeanor involving moral turpitude or any felony. By signing this offer, you agree to the Five Below Relocation Policy and repayment policy outlined above.

Docusign Envelope ID: 8842BF73-02EC-44E1-BC18-385B8970C8AA

FIVE BELOW, INC.

NON-SOLICITATION, NON-DISCLOSURE, NON-COMPETE AND

PROPRIETARY INFORMATION AGREEMENT

As a condition of my employment with Five Below, Inc., its subsidiaries, affiliates, successors or assigns (together the “Company”), and in consideration of my employment with the Company and my receipt of the past, present and future compensation paid to me by Company, I agree to the following:

1. Proprietary Information

1.1. I agree that all information, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business, business relationships or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include (a) documents which are prepared by you, including all correspondence, memoranda, notes, summaries, analyses, studies, models, extracts of and documents and records reflecting, based on or derived from Proprietary Information as well as all copies and other reproductions thereof, whether in writing or stored or maintained in or by electronic, magnetic or other means, media or devices (all such documents and writings which are prepared by you are sometimes referred to herein as “Evaluation Documents”); (b) inventions, products, processes, methods, techniques, projects, developments, plans, research data, financial data, personnel data, computer programs, customer and supplier lists, and contacts at or knowledge of customers or prospective customers of the Company; and (c) shall not include information which is or becomes generally available to the public other than as a result of a disclosure by you.

1.2. I have not and will not disclose any Proprietary Information to any person or entity other than other employees of the Company nor have I used or will I use the same for any purposes (other than in the performance of my duties as an employee of the Company) without written approval by an officer of the Company, either during or after my employment with the Company, unless and until such Proprietary Information has become public knowledge through no fault of my own.

1.3. I agree that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by me or others, which have or shall come into my custody or possession, shall be and are the exclusive property of the Company to be used by me only in the performance of my duties for the Company. All such materials or copies thereof and all tangible property of the Company in my custody or possession shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) termination of my employment. After such delivery, I shall not retain any such materials or copies thereof or any such tangible property.

1.4. I agree that my obligation not to disclose or to use information and materials of the types set forth in Sections 1.1 and 1.2 above, and my obligation to return materials and tangible property, set forth in paragraph 1.2 above, also extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to me.

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Docusign Envelope ID: 8842BF73-02EC-44E1-BC18-385B8970C8AA

1.5. I agree that for a period of one (1) year from the date of the termination of my engagement by the Company for any reason, I will not, either directly or indirectly, on my own behalf or in the service of, together with, or on behalf of any other person engage or participate, or provide any service to any person that is engaged or plans to engage, in any business that (i) is directly competitive with the Business, (ii) sells at retail product or products at fixed price points of $10 (or integral multiples thereof) or less, or any combination of one or more price points of $10 (or integral multiples thereof) or less, (iii) sells at retail product or products at fixed priced points of $1 (or integral multiples thereof) or less (including without limitation the retailer Dollar Tree), or (iv) devotes a majority of its sales area to the retail sale of party goods or is known as a party store.

2. Developments.

2.1. If at any time or times during my employment, including, without limitation, prior to the date of my execution of this agreement, I have (either along or with others) made, conceived, created, discovered, invented or reduced to practice, or I shall (either alone or with others) make, conceive, create, discover, invent or reduce to practice, any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, trade secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright, trademark or similar statutes or subject to analogous protection) (hereinafter, “Developments”) that (i) relates to the business of the Company or any customer of or supplier to the Company in connection with such customer’s or supplier’s activities with the Company or any of the products or services being developed, manufactured or sold by the Company or which may be used in relation therewith, (ii) results (or resulted) from tasks assigned to me by the Company or (iii) results (or resulted) from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company, such Developments and the benefits thereof are and/or shall immediately become the sole and absolute property of the Company and its assigns, as works made for hire or otherwise, and I shall promptly disclose to the Company (or any persons designated by it) each such Development and, as may be necessary to ensure the Company’s ownership of such Developments, I hereby assign any right, title and interest (including, but not limited to, any copyrights and trademark rights) in and to the Developments and benefits and/or rights resulting therefrom to the Company and its assigns without further compensation and shall communicate, without cost or delay, and without disclosing to others the same, all available information relating thereto (with all necessary plans and models) to the Company.

2.2. I will, during my employment and at any time thereafter, at the request and cost of the Company, promptly sign, execute, make and do all such deeds, documents, acts and things as the Company and its duly authorized agents may reasonably require: (i) to apply for, obtain, register and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights, trademarks or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and (ii) to defend any judicial, opposition or other proceedings in respect of such applications and any judicial, opposition or other proceedings or petitions or applications for revocation of such letters patent, copyright, trademark or other analogous protection.

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3. Conflicting Employment and Non-Competition. I agree that, during the term of my employment with the Company that I will not engage in any activities that conflict with my obligations to the Company.

4. Solicitation of New Employees. I agree that for a period of twelve (12) months immediately following the termination of my relationship with the Company, I shall not either directly or indirectly solicit, induce recruit or encourage any of the Company’s employees to leave their employment or take away such employees, or attempt to solicit, induce, recruit, encourage to take away employees of the Company, either for myself or for any other person or entity.

5. Equitable Remedies. I agree that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants set forth in Sections 1, 2, 3 and 4 herein. Accordingly, I agree that if I breach any of such Sections, the Company will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. I further agree that no bond or other security shall be required in obtaining such equitable relief and, I hereby consent to the issuance of such injunction and to the ordering of specific performance. It is understood that any failure or delay by the Company in exercising any right, power or privilege hereunder shall not operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof. In the event that the Company is the prevailing party in any action or proceeding under this letter agreement, then you shall pay all costs and expenses incurred by the Company in connection therewith (including, without limitation, reasonable attorney’s fees).

6. Miscellaneous.

6.1. Governing Law. This Agreement will be governed by the laws of the Commonwealth of Pennsylvania.

6.2. Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions and agreements between us. No modification of or amendment to the Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement. If any court determines that any provision of this agreement is unenforceable because of its duration or geographic scope or otherwise, then that court will have the power to modify such provision and, in its amended form, such provision will then be enforceable

6.3. Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

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Docusign Envelope ID: 8842BF73-02EC-44E1-BC18-385B8970C8AA

6.4. Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

6.5. Acknowledgement. By executing this agreement, you are acknowledging that you have been provided with ample time to carefully review each of the provisions of this letter agreement and to consult with counsel of your choice, and that you fully understand each of the provisions of this agreement.

6.6. Counterparts. This letter agreement may be executed and delivered by facsimile signature in two or more counterparts, each of which shall constitute an original instrument and all of which, together, shall constitute the same letter agreement.

ACCEPTED AND AGREED:

/s/ Dan Sullivan
Name: Dan Sullivan
Date: 8/25/2025

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